Exhibit 19.1

ALLIED GAMING & ENTERTAINMENT, INC.

POLICY ON AVOIDANCE OF INSIDER TRADING

Adopted September 20, 2019

(modifed November 8, 2023)

The Board of Directors of Allied Gaming & Entertainment, Inc. (including its controlled subsidiaries, the “Company”) has adopted this Policy on Avoidance of Insider Trading for our directors, employees (including officers) and consultants with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.

As a public reporting company, United States federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade in the securities of the Company (“Company Securities”). Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that our directors, employees (including officers) and consultants understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Agency (“FINRA”) investigate and are effective at detecting insider trading. The SEC, together with the Department of Justice, U.S. Attorneys Office (“DOJ”), pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact the Company’s Chief Financial Officer, who serves as the “Compliance Officer” for purposes of this Policy, and in such officer’s absence, the Company’s Chief Executive Officer.

Allied Gaming & Entertainment, Inc.

Policy on Avoidance of Insider Trading

ALLIED GAMING & ENTERTAINMENT, INC.

POLICY ON AVOIDANCE OF INSIDER TRADING

Adopted September 20, 2019

(modified July ___, 2023)

Purpose

This Policy on Avoidance of Insider Trading (this “Policy”) provides guidelines with respect to transactions in the securities of Allied Gaming & Entertainment, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from trading in securities of that company or providing material nonpublic information to other persons who may trade on the basis of that information.

Scope of Policy

Persons Covered By This Policy

●	Company and Controlled Subsidiary Officers, Directors, Employees and Others. This Policy applies to all officers of the Company and its subsidiaries, all Board members and all employees of the Company and each subsidiary it controls. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

●	Family Members. The same restrictions that apply to you apply to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company Securities) (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to person securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

●	Entities that You Influence or Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Allied Gaming & Entertainment, Inc.

Policy on Avoidance of Insider Trading

Transactions Covered By This Policy

This Policy applies to transactions in the Company’s Securities, including the Company’s common stock, options to purchase common stock, and any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company such as exchange-traded put or call options or swaps relating to the Company Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities.

Personal Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed herein, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee, director or agent of the Company with respect to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of This Policy

The Company has appointed its Chief Financial Officer, to serve as the Compliance Officer for purposes of this Policy, and in such officer’s absence, the Company’s Chief Executive Officer shall be responsible for the administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the heading “Exceptions From This Policy”;

2.	Recommend that others engage in transactions in any Company Securities;

3.	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does business (such as a customer or supplier), or (2) that is involved in a potential transaction or business relationship with the Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material. Information that is not material to the Company may nevertheless be material to one of those other firms.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Note that “inside information” has two important elements: materiality and public availability.

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. For this reason, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	Financial results, projections of future earnings or losses, or other earnings guidance, or changes or revisions thereto;

●	An acquisition, disposition, license, sublicense or other transaction involving the Company’s major products, services or significant company assets;

●	News of a pending or prospective merger, acquisition or tender offer transaction or an acquisition or disposition of significant assets, or pending or proposed joint venture;

●	News regarding the gain or loss of a significant customer or supplier;

●	Major events regarding the Company Securities, including the offering of additional securities or the declaration of a stock split

●	Proposed or pending equity or debt securities offerings;

●	The establishment of a repurchase program for Company Securities;

●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;

●	Development of a significant new product, process, or service;

●	Pending or threatened significant litigation, or the resolution of such litigation;

●	A change in management;

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been released broadly to the marketplace, such as pursuant to the issuance of a press release, filing of a public disclosure document with the SEC, publication in a widely-available newspaper, magazine or news website, or disclosed through the newswire services, such as a broadcast on widely available radio or television programs. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees and/or consultants, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, you should not trade in Company Securities until the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, you should not trade in Company Securities until the opening of the market on Friday. Depending on the particular circumstances, the Company may determine that a longer or shorter period of time should apply to the release of specific material nonpublic information.

Exceptions From This Policy

Exceptions for Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:

●	Stock Option Exercises. This Policy does not apply to the grant or exercise of an employee’s stock option acquired pursuant to the Company’s equity incentive plans, or to the exercise of a “net exercise” or tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy payment of the option exercise price or tax withholding requirements. This Policy does apply, however, to any sale of stock of the underlying stock or to a cashless exercise of the option through a broker (i.e., a “broker-assisted cashless exercise”), or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or tax obligations triggered by that exercise.

●	Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon vesting of any restricted stock. This Policy does apply, however, to any market sale of restricted stock, including a market sale for the purpose of generating the cash needed to pay taxes triggered upon vesting of restricted stock.

●	Restricted Stock Units. This Policy does not apply to the issuance of shares under restricted stock unit awards, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the issuance of such shares. This Policy does apply, however, to any market sale of Company Securities, including a market sale for the purpose of generating the cash needed to pay taxes triggered upon the issuance of such shares.

●	401(k) Plan. If the Company sponsors a 401(k) plan that allows you to purchase Company Securities through the periodic contribution of money to the plan pursuant to a payroll deduction election, this Policy will not apply to such purchases. This Policy does apply, however, to certain elections that you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company Securities fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company Securities fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company Securities fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company Securities fund. This Policy will also apply to your sales of Company Securities purchased under the plan.

●	Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy will apply, however, to your election to participate in such a plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

●	Dividend Reinvestment Plan. This Policy will not apply to purchases of Company Securities under a Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy will apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to such a dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy will also applies to your sale of any Company Securities purchased pursuant to such a plan.

●	Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

●	Gifts and Donations. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a blackout period (for more information on blackout periods see the section “Additional Procedures – Blackout Periods; Preclearance” below. Whether a gift is truly bonafide will depend on the circumstances surrounding each gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bonafide.” For example, gifts to charities, churches and service organizations would clearly not be a trading transaction. On the other hand, gifts to dependent children followed by a sale of the “gift” securities in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, make the gift non bonafide. In addition, please note that a gift transaction by officers and directors is required to be reported on a Form 4 within two (2) business days of such transaction, therefore it is important that officers and directors inform the Company immediately of any pending gift transactions.

Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

A Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following additional guidelines apply to all Rule 10b5-1 Plans:

●	You may not enter into, modify or terminate a Rule 10b5-1 Plan during a Restricted Period, and Event-Specific Restricted Period or otherwise while you are aware of material nonpublic information.

●	For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.

●	For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.

●	Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time;

●	Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b5-1 Plan as a single transaction in any 12-month period;

●	You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

●	Officers and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

You should note that the termination of a Rule 10b5-1 Plan can result in the loss of an affirmative defense for past or future transactions under a Rule 10b5-1 Plan. You should consult with your own legal counsel before deciding to terminate a Rule 10b5-1 Plan. If an individual terminates a Rule 10b5-1 Plan after the first option exercise or stock sale, then the individual must cancel all outstanding Rule 10b5-1 Plans and agree not to enter into another Rule 10b5-1 Plan until a waiting period has expired, and the length of such waiting period will depend on the nature of the termination. You should consult with the Compliance Officer regarding such waiting period.

Amendments to plans call into question as to whether the Rule 10b5-1 Plan was initially executed in good faith and increase the risk of a loss of affirmative defense afforded under Rule 10b5-1. Accordingly, any amendment to a Rule 10b5-1 Plan will not be permitted unless it has been pre-cleared by the Compliance Officer. Furthermore, please note that an amendment to a Rule 10b5-1 Plan may require the reinstatement of a new cooling-off period as required under SEC rules.

Under certain circumstances, a Rule 10b5-1 Plan must be terminated. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Compliance Officer of the Company is authorized to notify the broker in such circumstances, thereby insulating the Insider in the event of termination.

The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

Additional Procedures – Blackout Periods; Preclearance

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety.

●	The “Blackout Periods” outlined below are applicable to all persons subject to this Policy.

●	The pre-clearance procedures outlined below are only applicable to members of the Board and the Company’s officers that are Section 16 individuals (the “Insiders”); however, other persons may be notified by the Compliance Officer from time to time that they will be considered to be Insiders and subject to the pre-clearance requirements if the Compliance Officer believes that, in the normal course of their duties, they are likely to have regular access to material non-public information.

Blackout Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company has designated certain “Blackout Periods” during which all persons subject to this Policy may not trade in Company Securities, directly or through family members or other persons or entities. Even if a Blackout Period is not in effect, at no time may you trade in Company Securities if you are aware of material nonpublic information about the Company.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company Securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, persons subject to this Policy, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company Securities (other than as specified by this Policy), during a Blackout Period beginning on the 14th day prior to the end of each fiscal quarter and ending following the earlier of (i) the expiration of two full trading days after the Company’s public release of its financial results for that quarter, or (ii) if applicable, the Company’s filing of its periodic report for the corresponding quarter (or year in the case of a Form 20-F or Form 10-K, as applicable). If the 14th day falls on a weekend, the applicable Blackout Period will begin at the close of business on the last trading day prior to that weekend.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, employees and/or others subject to this Policy. So long as the event remains material and nonpublic, the persons designated and notified by the Compliance Officer may not trade Company Securities. As such, the Company may require affected individuals to cancel existing orders (including good until cancelled orders) and also may instruct your broker to cancel any such orders. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company Securities. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company Securities during an event-specific trading restriction period, the Compliance Officer will inform the requesting person of the existence of a Blackout Period, without disclosing the reason for the restriction. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the Blackout Period to any other person. Do not assume that the Company will notify employees when it believes that such employee is in possession of inside information. The law states that you may not trade while in the possession of inside information. The failure of the Compliance Officer to designate a person as being subject to an event-specific Blackout Period will not relieve that person of the obligation not to trade while aware of material nonpublic information. Ultimately, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee, officer or director.

Exceptions to Blackout Periods. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Exceptions for Transactions Under Company Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the subheading “Rule 10b5-1 Plans.”

Pre-Clearance Procedures. Insiders, as well as the Family Members and Controlled Entities of such Insiders, may not engage in any transaction involving Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer; provided, however, that our Compliance Officer may not engage in such transactions without first obtaining pre-clearance from the Company’s Chief Executive Officer.

A request for pre-clearance should be submitted to the Compliance Officer or designated Board member (as applicable) at least two business days in advance of the proposed transaction. The Compliance Officer or designated Board member is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of material non-public information about the Company, and should describe fully those circumstances to the Compliance Officer or designated Board member. If the requestor is a director or a Section 16 officer, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5.

Each individual subject to this Policy is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed herein, also comply with this Policy. Receipt of pre-clearance from the Compliance Officer or designated Board member does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. See “Personal Responsibility” below.

Special and Prohibited Transactions

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in Company Securities or in other transactions in Company Securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company Securities is subject to the following additional guidance.

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended, prohibits officers and directors from engaging in short sales.

Publicly Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, employee or other person subject to this Policy is trading based on material nonpublic information and focus his or her attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions might permit a person to own Company Securities without the full risks and rewards of ownership. When that occurs, that person may no longer have the same objectives as the Company’s other stockholders. In addition, certain forms of hedging or monetization transactions are extremely complex and can present unique insider trading risks. For these reasons, hedging transactions are prohibited by this Policy.

Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company Securities, you are prohibited from, directly or indirectly, holding Company Securities in a margin account or pledging Company Securities as collateral for a loan unless you have received consent in advance from the Compliance Officer. Advance consent may be granted where you wish to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. Even in such situations, the Company strongly discourages you from pledging Company Securities as collateral for a loan. If you wish to pledge Company Securities as collateral for a loan, you must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved 10b5-1 plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, employee, or other person subject to this Policy is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that he or she must use a standing or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined herein under the heading “Additional Procedures – Preclearance; Blackout Periods.”

Post-Termination Transactions

This Policy continues to apply to your transactions in Company Securities even after termination of service to the Company or a subsidiary as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance specified under the heading “Additional Procedures – Preclearance; Blackout Periods – Preclearance Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of an Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of employment of service relationship.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment or other engagement the Company as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

Please refer to other Company policies that may be in place from time to time for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Compliance Officer.

Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

Consequences of Violations

Civil and Criminal Penalties. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, DOJ, and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment.

Controlling Person Liability. Although regulatory authorities concentrate their efforts on individuals who trade, or tip inside information to others who trade, the federal securities laws also impose liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

Company Sanctions. Failure to comply with this Policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law.

Conflicts with Other Policies

If the terms of this Policy conflict with any obligations set forth in any codes, handbooks or policies of the Company or its controlled subsidiaries, the terms of this Policy shall control.

ALLIED GAMING & ENTERTAINMENT, INC.

POLICY ON AVOIDANCE OF INSIDER TRADING

CERTIFICATION

To Allied Gaming & Entertainment, Inc.:

I certify that I have read and understand the Allied Gaming & Entertainment, Inc. Policy on Avoidance of Insider Trading as adopted on September 20, 2019 and modified on July ___, 2023. I hereby agree to comply with the specific requirements of the Policy in all respects during my employment or other service relationship with Allied Gaming & Entertainment, Inc.

(Signature)

(Date)

ALLIED GAMING & ENTERTAINMENT, INC.

POLICY ON AVOIDANCE OF INSIDER TRADING

REQUEST TO TRADE IN COMPANY SECURITIES

TO:	Compliance Officer – Allied Gaming & Entertainment, Inc.

FROM:

RE:	Transaction in Company Securities

DATE:

The undersigned intends to engage in transactions in Company Securities as described below:

In connection with such transaction(s), the undersigned hereby requests permission from Allied Gaming & Entertainment, Inc. (the “Company”) to engage in the above described transaction and hereby certifies to the Company, that, to the best knowledge of the undersigned, I am not in possession of any information that is not also available to the public at large or which could affect the market price of the above security or to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain such security.

Signature

Approved as of ____________, 20___.

Allied Gaming & Entertainment, Inc.

By:
Name:
Title: